EXHIBIT 10.1

FRANKLIN RESOURCES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
As of October 17, 2016
The following sets forth the fees and other payments that non-employee directors of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors of Franklin (the “Franklin Board”). The Franklin Board last approved changes in such compensation structure on October 17, 2016.
The non-employee Franklin director designated by the independent directors of the Franklin Board as the lead independent director of the Franklin Board is entitled to receive an annual lead director retainer fee of $20,000 (one-fourth of which is paid quarterly).
Non-employee Franklin directors are entitled to receive an annual Franklin Board retainer fee of $85,000 (one-fourth of which is paid quarterly), plus $5,000 for each Franklin Board meeting attended by such director in excess of the five regularly scheduled Franklin Board meetings per fiscal year.
Non-employee Franklin directors are also entitled to receive an annual equity award for approval on the date of each annual organizational meeting of the Franklin Board (“Annual Organizational Meeting”). Effective as of the next Annual Organizational Meeting, scheduled to be held on February 15, 2017, the annual equity award shall be valued at $135,000 (rounded up to the nearest whole share), reflecting an increase in value of $10,000 in the annual equity award.
Non-employee Franklin directors who serve on Franklin Board committees are entitled to be paid $1,500 per committee meeting attended. Additionally, the Chairperson of the Franklin Audit Committee is entitled to receive an annual retainer fee of $15,000 (one-fourth of which is paid quarterly), and the Chairpersons of the Franklin Compensation Committee and the Franklin Corporate Governance Committee are each entitled to receive an annual retainer fee of $10,000 (one-fourth of which is paid quarterly).
In addition, Franklin reimburses directors for certain expenses incurred in connection with attending Franklin Board and committee meetings as well as other related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. Franklin may also, from time to time, provide directors and their spouses with token gifts of nominal value.
Franklin also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds. The terms of any such deferred payment arrangements are set forth in separate documentation between Franklin and the particular directors in accordance with Franklin’s 2006 Directors Deferred Compensation Plan, as amended and restated.